EXHIBIT 99

For Immediate Release October 18, 2010	Contacts: Debbie Hancock (Investor Relations) 401-727-5401
Wayne S. Charness (News Media) 401-727-5983

Hasbro Reports Revenue and Earnings Growth

for the Third Quarter 2010

•

Net revenues increased 3% to $1.31 billion compared to $1.28 billion a year ago; absent the $16.2 million negative impact of foreign exchange net revenues grew 4%;

•

Net earnings up 3% year-over-year to $155.2 million, or $1.09 per diluted share, versus $150.4 million, or $0.99 per diluted share, a year ago;

•

Operating profit of $237.8 million or 18.1% of net revenues, a 3% increase from $230.7 million or 18.0% of net revenues in 2009;

•

Revenue grew in the Preschool, Boys and Games & Puzzles categories;

•

Repurchased 6.1 million shares of common stock at a total cost of $260.1 million during the third quarter.

Pawtucket, RI (October 18, 2010) -- Hasbro, Inc. (NYSE: HAS) today reported revenue and earnings growth for the third quarter 2010.  Third quarter 2010 net revenues grew 3% to $1.31 billion compared to $1.28 billion a year ago.  Excluding the negative $16.2 million impact of foreign exchange, net revenues grew 4%.   Net earnings grew 3% to $155.2 million, or $1.09 per diluted share, compared to $150.4 million or $0.99 per diluted share a year ago.

“Innovation across Hasbro’s portfolio of world class brands, backed by continued strong execution from our teams globally, drove the third quarter performance,” said Brian Goldner, Hasbro President and Chief Executive Officer.  “Our unwavering commitment to our strategy of re-imagining, re-inventing and re-igniting Hasbro’s global brand portfolio continues to unlock profitability in our business while delivering great toys and games and immersive experiences to consumers.  We are well positioned for the holiday season with innovative and fun offerings at all price points for global consumers, supported by comprehensive programs with retailers.”

“We continue to believe we should be able to grow revenues and earnings per share for the full year 2010, including the dilution from our television investments and barring a further decline in consumer spending, global economic conditions or foreign exchange,” added

Deborah Thomas, Hasbro Chief Financial Officer.   “The fourth quarter will reflect the largest percentage this year of our anticipated $0.25 to $0.30 per share of full-year dilution related to our television investments supporting the launch of The Hub earlier this month.  The execution of our strategy continues to deliver strong financial performance and a healthy balance sheet.  We are putting these results to work by investing in our future growth and sharing this success with our shareholders through share buyback and dividend programs.”

Worldwide net revenues grew in three of the four major product categories.  The Preschool category grew 9% to $184.7 million; the Boys product category increased 4% to $472.3 million; and the Games and Puzzles category increased 2% to $387.0 million; while the Girls category declined 1% to $269.1 million.

U.S. and Canada segment net revenues grew 4% to $825.5 million compared to $791.9 million in 2009.  The results reflect growth in the Boys, Preschool and Games & Puzzles categories that more than offset a decline in the Girls category.  The U.S. and Canada segment reported an operating profit of $158.8 million up 23% compared to $129.1 million in 2009.

International segment net revenues increased 3% to $458.9 million compared to $444.1 million in 2009.  Revenues in the International segment grew 7% absent a $17.8 million negative foreign exchange impact.  The results reflect growth in the Girls, Preschool and Games & Puzzles categories that more than offset a decline in the Boys category. The International segment operating profit grew 10% to $70.8 million compared to $64.1 million in 2009.

Entertainment and Licensing segment net revenues were $27.5 million compared to $41.6 million in 2009.  The results primarily reflect a decline in TRANSFORMERS and G.I. JOE movie-related revenue.  The Entertainment and Licensing segment reported an operating profit of $5.9 million compared to $19.8 million in 2009.  The Hub, Hasbro's joint venture television network with Discovery Communications, successfully launched on 10-10-10.

The Company repurchased a total of 6.1 million shares of common stock during the third quarter of 2010 at a total cost of $260.1 million and an average price of $42.39 per share.  For the first three quarters of 2010, the Company repurchased a total of 15.6 million shares of common stock at a total cost of $629.2 million and an average price of $40.32 per share.    As of quarter end, $157.5 million remained in the Company’s current share repurchase authorization.  During the first half of 2010, the Company issued 11.6 million shares of common stock in connection with the redemption of its convertible debentures, which were called in April 2010.

The Company will webcast its third quarter 2010 earnings conference call at 8:30 a.m. Eastern Time today. To listen to the live webcast, go to http://investor.hasbro.com, and click on the webcast microphone.   The replay will be on Hasbro’s web site approximately 2 hours following completion of the call.

About Hasbro

Hasbro, Inc. (NYSE:HAS) is a branded play company providing children and families around the world with a wide-range of immersive entertainment offerings based on the Company’s world class brand portfolio.  From toys and games, to television programming, motion pictures, video games and a comprehensive licensing program, Hasbro strives to delight its customers through the strategic leveraging of well-known and beloved brands such as TRANSFORMERS, LITTLEST PET SHOP, NERF, PLAYSKOOL, MY LITTLE PONY, G.I. JOE, MAGIC: THE GATHERING and MONOPOLY.  The Hub, Hasbro’s multi-platform joint venture with Discovery Communications (NASDAQ: DISCA, DISCB, DISCK) launched on October 10, 2010. The online home of The Hub is www.hubworld.com. The Hub logo and name are trademarks of Hub Television Networks, LLC. All rights reserved.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s potential performance in 2010, including with respect to its revenues and earnings per share, potential future dilution associated with the joint venture with Discovery Communications, future opportunities and the Company’s ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, manufacture, source and ship new and continuing products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company’s development, manufacturing, marketing, royalty and other costs; (ii) recessions or other economic downturns which negatively impact the retail and credit markets, and the financial health of the Company’s retail customers and consumers, and which can result in lower employment levels, less consumer disposable income, lower consumer confidence and, as a consequence, lower consumer spending, including lower spending on purchases of the Company’s products, (iii) other economic and public health conditions in the markets in which the Company and its customers and suppliers operate which impact the Company's ability and cost to manufacture and deliver products, such as higher fuel and other commodity prices, higher labor costs, higher transportation costs, outbreaks of disease which affect public health and the movement of people and goods, and other factors, including government regulations,  which can create potential manufacturing and transportation delays or impact costs, (iv) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (v) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers; (vi) greater than expected costs, or unexpected delays or difficulties, associated with the Company’s investment in its joint venture with Discovery Communications, LLC, the rebranding of the joint venture network, development of Hasbro Studios, and the creation of new content to appear on the network and elsewhere, (vii) consumer interest in and acceptance of the joint venture network, and programming created by Hasbro Studios, and other factors impacting the financial performance of the joint venture and Hasbro Studios, (viii) the inventory policies of the Company’s retail customers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; (ix) work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (x) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xi) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; (xii) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of public health conditions and other factors affecting social and economic activity in China, affecting the movement of products into and out of China, and impacting the cost of producing products in China and exporting them to other countries; (xiii) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xiv) other market conditions, third party actions or approvals and the impact of competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xv) the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and (xvi) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

This presentation includes a non-GAAP financial measure as defined under rules of the Securities and Exchange Commission (“SEC”), specifically EBITDA. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. EBITDA (earnings before interest, taxes, depreciation and amortization) represents net earnings excluding interest expense, income taxes, depreciation and amortization. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.  This presentation also includes the Company’s Consolidated and International segment net revenues excluding the impact of changes in exchange rates.  Management believes that the presentation of Consolidated and International segment net revenues minus the impact of exchange rate changes provides information that is helpful to an investor’s understanding of the underlying business performance absent exchange rate fluctuations which are beyond the Company’s control.

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)	Sept. 26, 2010	Sept. 27, 2009
ASSETS	-----------	-----------
Cash and Cash Equivalents	$ 497,903	$ 297,358
Accounts Receivable, Net	1,210,460	1,116,033
Inventories	467,953	399,917
Other Current Assets	170,394	178,597
	----------------	----------------
Total Current Assets	2,346,710	1,991,905
Property, Plant and Equipment, Net	221,165	216,256
Other Assets	1,647,742	1,653,166
	----------------	----------------
Total Assets	$ 4,215,617	$3,861,327
	=========	=========

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$ 103,625	$ 33,062
Payables and Accrued Liabilities	874,861	854,053
	----------------	----------------
Total Current Liabilities	978,486	887,115
Long-term Debt	1,404,556	1,134,723
Other Liabilities	345,264	351,557
	----------------	----------------
Total Liabilities	2,728,306	2,373,395
Total Shareholders' Equity	1,487,311	1,487,932
	----------------	----------------
Total Liabilities and Shareholders' Equity	$ 4,215,617	$3,861,327
	=========	=========

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Quarter Ended		Nine Months Ended

(Thousands of Dollars and Shares Except Per Share Data)	Sept. 26, 2010	Sept. 27, 2009	Sept. 26, 2010	Sept. 27, 2009
	-----------	-----------	-----------	-----------
Net Revenues	$1,313,302	$1,279,221	$2,723,464	$2,692,763
Costs and Expenses:
Cost of Sales	596,634	550,026	1,159,635	1,114,231
Royalties	75,620	99,725	169,454	228,004
Product Development	51,618	43,870	139,408	124,530
Advertising	133,742	134,950	276,914	278,936
Amortization	15,611	20,955	38,310	59,634
Selling, Distribution and Administration	202,320	198,986	552,933	542,429
	--------------	---------------	--------------	--------------
Operating Profit	237,757	230,709	386,810	344,999
Interest Expense	21,657	17,609	60,371	44,827
Other (Income) Expense, Net	(2,973)	(4,759)	(7,901)	(3,128)
	--------------	---------------	--------------	--------------
Earnings before Income Taxes	219,073	217,859	334,340	303,300
Income Taxes	63,909	67,497	76,602	93,933
	--------------	---------------	--------------	--------------
Net Earnings	$ 155,164	$ 150,362	$ 257,738	$ 209,367
	========	========	========	========

Per Common Share
Net Earnings
Basic	$ 1.12	$ 1.08	$ 1.84	$ 1.50
	========	========	========	========
Diluted	$ 1.09	$ 0.99	$ 1.76	$ 1.39
	========	========	========	========

Cash Dividends Declared	$ 0.25	$ 0.20	$ 0.75	$ 0.60
	========	========	========	========

Weighted Average Number of Shares
Basic	138,199	139,814	139,773	139,943
	========	========	========	========
Diluted	141,715	152,921	147,157	152,952
	========	========	========	========

HASBRO, INC.
Supplemental Financial Data
Net Earnings Per Share
(Unaudited)
(Thousands of Dollars and Shares Except Per Share Data)
	Sept. 26, 2010		Sept. 27, 2009
Quarter	Basic	Diluted	Basic	Diluted
----------	-----------	-----------	-----------	-----------

Net earnings	$ 155,164	$ 155,164	$ 150,362	$ 150,362
Effect of dilutive securities:
Interest expense on contingent
convertible debentures	-	-	-	1,076
	--------------	--------------	--------------	--------------
Adjusted net earnings	$ 155,164	$ 155,164	$ 150,362	$ 151,438
	========	========	========	========

Average shares outstanding	138,199	138,199	139,814	139,814
Effect of dilutive securities:
Contingent convertible debentures	-	-	-	11,566
Options and other share-based awards	-	3,516	-	1,541
	--------------	--------------	--------------	--------------
Equivalent shares	138,199	141,715	139,814	152,921
	========	========	========	========

Net earnings per share	$ 1.12	$ 1.09	$ 1.08	$ 0.99
	========	========	========	========
Nine Months
----------------
Net earnings	$ 257,738	$ 257,738	$ 209,367	$ 209,367
Effect of dilutive securities:
Interest expense on contingent
convertible debentures	-	1,124	-	3,250
	--------------	--------------	--------------	--------------
Adjusted net earnings	$ 257,738	$ 258,862	$ 209,367	$ 212,617
	========	========	========	========

Average shares outstanding	139,773	139,773	139,943	139,943
Effect of dilutive securities:
Contingent convertible debentures	-	4,032	-	11,566
Options and other share-based awards	-	3,352	-	1,443
	--------------	--------------	--------------	--------------
Equivalent shares	139,773	147,157	139,943	152,952
	========	========	========	========

Net earnings per share	$ 1.84	$ 1.76	$ 1.50	$ 1.39
	========	========	========	========

HASBRO, INC.
Supplemental Financial Data
Major Segment Results, Net Revenues by Product Class and EBITDA
(Unaudited)
(Thousands of Dollars)

	Quarter Ended			Nine Months Ended
	Sept. 26, 2010	Sept. 27, 2009	% Change	Sept. 26, 2010	Sept. 27, 2009	% Change
	-----------	-----------	-----------	-----------	-----------	----------
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$ 825,483	$ 791,896	4%	$ 1,694,713	$ 1,687,275	0%
Operating Profit	158,763	129,092	23%	278,635	226,960	23%

International Segment:
External Net Revenues	458,917	444,105	3%	942,047	909,528	4%
Operating Profit	70,818	64,147	10%	79,984	66,126	21%

Entertainment and Licensing Segment:
External Net Revenues	27,478	41,554	-34%	83,038	92,940	-11%
Operating Profit	5,918	19,820	-70%	28,280	36,386	-22%

Net Revenues by Product Class
Boys	$ 472,260	$ 453,748	4%	$ 947,940	$1,046,563	-9%
Games and Puzzles	387,041	378,812	2%	876,312	806,045	9%
Girls	269,069	273,126	-1%	531,668	518,126	3%
Preschool	184,699	169,051	9%	367,115	314,341	17%
Other	233	4,484	-95%	429	7,688	-94%
	-------------	------------		------------	------------
Total Net Revenues	$1,313,302	$1,279,221		$2,723,464	$2,692,763
	=======	=======		========	========

Reconciliation of EBITDA
Net Earnings	$ 155,164	$ 150,362	$ 257,738	$ 209,367
Interest Expense	21,657	17,609	60,371	44,827
Income Taxes	63,909	67,497	76,602	93,933
Depreciation	27,503	30,494	72,994	71,004
Amortization	15,611	20,955	38,310	59,634
	------------	------------	------------	------------
EBITDA	$ 283,844	$ 286,917	$ 506,015	$ 478,765
	=======	=======	=======	=======